Exhibit 99

Transactions in Class B Ordinary Shares of the Issuer

Ron Sade

Nature of the Transaction	Amount of Securities	Price per Share ($)	Date of the Transaction
Sale of Class B Ordinary Shares	21,164	35.00	09/19/2025